As filed with the Securities and Exchange Commission on August 20, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIGITAL RECORDERS, INC.

(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation or organization)	56-1362926 (I.R.S. Employer Identification No.)

5949 Sherry Lane, Suite 1050, Dallas, Texas (Address of principal executive offices)	75225 (Zip Code)

MOBITEC EMPLOYEE WARRANTS

and

JOHNSTON WARRANT AGREEMENT

(Full titles of the Plans)

David L. Turney	Copy to:
Chairman, Chief Executive Officer and President Digital Recorders, Inc. 5949 Sherry Lane, Suite 1050 Dallas, Texas 75225 (Name and address of agent for service)	Kenn W. Webb Carrington, Coleman, Sloman & Blumenthal, L.L.P. 200 Crescent Court Suite 1500 Dallas, Texas 75201 (214) 855-3000

(214) 378-8992 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be	Amount to be	Proposed maximum offering	Proposed maximum	Amount of
registered	registered(1)	price per share(2)	aggregate offering price(2)	registration fee
		76,000 shares at $3.00	$228,000
Common Stock par value $.10 per share	126,000 shares	50,000 shares at $2.50	$125,000	$44.73
			$353,000

(1) Consists of 76,000 shares of common stock, par value $.10 per share (“Common Stock”), reserved for issuance to employees of Mobitec AB, a wholly-owned subsidiary of Digital Recorders, Inc. (the “Registrant”), pursuant to those certain Employee Warrants dated as of June 28, 2001 (the “Mobitec Warrants”) and 50,000 shares of Common Stock reserved for issuance to J. Phillips L. Johnston, a director of the Registrant, pursuant to that certain Warrant Agreement between Mr. Johnston and the Registrant, dated as of April 17, 2003 (the “Johnston Warrant,” and together with the Mobitec Warrants, the “Warrants”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional shares of Common Stock issuable upon any stock split, stock dividend or other similar transaction with respect to these shares are also being registered hereunder.

(2) Computed in accordance with Rule 457(h) of the Securities Act. Accordingly, the price per share of Common Stock offered hereunder pursuant to the Warrants is based upon: (a) 76,000 shares of Common Stock reserved for issuance pursuant to the Mobitec Warrants at an exercise price of $3.00 per share; and (b) 50,000 shares of Common Stock reserved for issuance pursuant to the Johnston Warrant at an exercise price of $2.50 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1) The Registrant’s Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended December 31, 2003;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

(3) Forms 8-K filed with the Securities and Exchange Commission on April 1, 2004, April 21, 2004, April 26, 2004 and July 8, 2004;

(4) The description of the Registrant’s common stock contained in the Registration Statement on Form S-1 (Registration No. 333-115897).

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold, or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The legality of the shares of common stock covered by this registration statement has been passed upon for us by Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. of Gastonia, North Carolina.

     David M. Furr is a partner in the law firm Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. Mr. Furr beneficially owns 101,463 shares of our common stock, including shares held of record, shares issuable upon conversion or exercise of preferred stock and warrants and shares beneficially owned by family members. Mr. Furr disclaims ownership of 48,130 of such shares, which are beneficially owned by his wife.

Item 6. Indemnification of Directors and Officers.

     The Registrant is a North Carolina corporation. Under Part 5 of Article 8 of the North Carolina Business Corporation Act (the “North Carolina Law”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents, and those who serve, at the corporation’s request, in such capacities with another enterprise, in accordance with applicable law.

     Reference is made to Article VII of the Amended and Restated Bylaws of the Registrant, which provides for indemnification of directors and officers of the Registrant to the fullest extent authorized by the North Carolina Law. In addition, Article VII of the Amended and Restated Bylaws of the Registrant permits the Registrant to maintain insurance to protect itself and any of its directors, officers, employees, or agents against any expense, liability, or loss incurred as a result of any action, suit, or proceeding whether or not the Registrant would have the power to indemnify such person under the North Carolina Law.

     Pursuant to the North Carolina Law, the Articles of Incorporation of the Registrant eliminates the personal liability of the directors of the Registrant for monetary damages incurred as the result of the breach or alleged breach by a director of any duty as a director. This provision does not apply to a director’s (i) acts or omissions that a director knows or believes were clearly in conflict with the Registrant’s best interests, (ii) approval of an unlawful dividend or distribution, or (iii) approval of any transaction from which the director derives an improper personal benefit. In addition, the Registrant’s Amended and Restated Articles of Incorporation provide that if North Carolina law is amended to permit further limitation or elimination of the personal liability of a director, the personal liability of the Registrant’s directors will be limited or eliminated to the fullest extent permitted by the applicable law. This provision does not limit or eliminate the rights of any shareholder to obtain non-monetary relief such as an injunction or recission in the event of a breach of a director’s duty.

     The foregoing summaries are necessarily subject to the complete text of the statute, bylaw, and charter provision referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit Description
5.1	Opinion of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. regarding legality (filed herewith)

23.1	Consent of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. (included in opinion filed as Exhibit 5.1 herewith)

23.2	Consent of McGladrey & Pullen, LLP (filed herewith)

Item 9. Undertakings.

     (a) The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and State of Texas on the 20th day of August, 2004.

DIGITAL RECORDERS, INC.
By:	/s/ DAVID L. TURNEY
David L. Turney
Chairman, Chief Executive Officer and President

     KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of Digital Recorders, Inc., a North Carolina corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the provisions of the Securities Act, hereby constitutes and appoints David L. Turney and Lawrence A. Taylor, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to such Registration Statement, including post-effective amendments, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID L. TURNEY David L. Turney	Chairman, Chief Executive Officer, President and Director (principal executive officer)	August 20, 2004

/s/ LAWRENCE A. TAYLOR Lawrence A. Taylor	Chief Financial Officer, Secretary, Vice President and Director (principal financial and accounting officer)	August 20, 2004

/s/ STEPHANIE L. PINSON Stephanie L. Pinson	Director	August 17, 2004

/s/ JULIANN TENNEY Juliann Tenney	Director	July 26, 2004

/s/ C. JAMES MEESE, JR. C. James Meese, Jr.	Director	July 26, 2004

/s/ JOHN K. PIROTTE John K. Pirotte	Director	July 26, 2004

/s/ RUSSELL CLEVELAND Russell Cleveland	Director	July 26, 2004

/s/ JOHN D. HIGGINS John D. Higgins	Director	July 26, 2004

/s/ J. PHILLIPS L. JOHNSTON J. Phillips L. Johnston	Director	July 24, 2004

/s/ NURIA I. FERNANDEZ Nuria I. Fernandez	Director	July 22, 2004

INDEX TO EXHIBITS

Exhibit Number	Exhibit

     The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit Description
5.1	Opinion of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. regarding legality (filed herewith)

23.1	Consent of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A. (included in opinion filed as Exhibit 5.1 herewith)

23.2	Consent of McGladrey & Pullen, LLP (filed herewith)